Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE January 30, 2014	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

Walter Investment Management Corp. Announces the Hiring of a New Chief Financial Officer

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) announced today that Gary Tillett has been hired as the Company’s Executive Vice President and Chief Financial Officer effective after the filing of the Company’s Form 10-K for 2013.

Mr. Tillett brings more than thirty years of financial and accounting experience to his role at Walter Investment, including significant experience in the financial services industry. In addition, he has a strong working relationship with the Company having provided advisory services to Walter Investment during its acquisition of Green Tree Servicing in 2011 as well as for many of its subsequent transactions. Most recently Mr. Tillett led the New York Metro Transaction Services Practice for PricewaterhouseCoopers where he provided oversight to approximately 400 professionals.

“Gary’s proven leadership capabilities, strong financial and accounting background and his significant experience within the financial services sector, especially with regard to mortgage originators and servicers, makes him exceptionally well qualified to lead our finance and accounting organization,” said Mark J. O’Brien, Walter Investment’s Chairman of the Board and Chief Executive Officer. “I believe Gary will continue to drive improvement in the Company’s finance, treasury, accounting and reporting functions, strongly supporting our goal of enhancing shareholder value.”

Mr. Tillett’s responsibilities while at PricewaterhouseCoopers included advising clients, including large corporate and private equity firms, on investments in the financial services sector. He served financial and strategic buyers on proposed acquisitions and divestitures, leading due diligence teams and providing assistance in the negotiation and drafting of purchase and sale agreements. Prior to joining the Transaction Services Practice, Mr. Tillett worked in the audit practice for eighteen years serving both publicly traded and privately held clients in the financial services sector. He holds a Bachelor of Science degree in accounting from the University of Texas at Dallas, a Masters in Business Administration from the University of Manchester, and is a Certified Public Accountant.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,400 employees and services a diverse loan portfolio.